UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                                Viant Corporation
                         -------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
                         ------------------------------
                         (Title of Class of Securities)

                                    92553N107
                                  -------------
                                 (CUSIP Number)

                                  April 5, 2001
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]      Rule 13d-1(b)
         [X]      Rule 13d-1(c)
         [ ]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              (Page 1 of 10 pages)

SCHEDULE 13G Viant Corporation CUSIP No. 92553N107

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Ahmet H. Okumus
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a)
                                                        (b)
--------------------------------------------------------------------------------
 3   SEC USE ONLY
--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OR ORGANIZATION

          Republic of Turkey
--------------------------------------------------------------------------------
      NUMBER OF                5    SOLE VOTING POWER
       SHARES                                               0
     BENEFICIALLY              -------------------------------------------------
       OWNED BY                6    SHARED VOTING POWER
        EACH                                                4,160,177
     REPORTING                 -------------------------------------------------
       PERSON                  7    SOLE DISPOSITIVE POWER
        WITH                                                0
                               -------------------------------------------------
                               8    SHARED DISPOSITIVE POWER
                                                            4,160,177
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                                            4,160,177
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                            8.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
          IN

                              (Page 2 of 10 pages)

SCHEDULE 13G Viant Corporation CUSIP No. 92553N107

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          OKUMUS Capital, L.L.C.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)
                                                            (b)
--------------------------------------------------------------------------------
 3   SEC USE ONLY
--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OR ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
      NUMBER OF                5    SOLE VOTING POWER
        SHARES                                              0
     BENEFICIALLY              -------------------------------------------------
       OWNED BY                6    SHARED VOTING POWER
         EACH                                               4,160,177
      REPORTING                -------------------------------------------------
        PERSON                 7    SOLE DISPOSITIVE POWER
         WITH                                               0
                               -------------------------------------------------
                               8    SHARED DISPOSITIVE POWER
                                                            4,160,177
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                            4,160,177
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                            8.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
          CO
                              (Page 3 of 10 pages)

SCHEDULE 13G Viant Corporation CUSIP No. 92553N107

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

             OKUMUS Opportunity Fund, Ltd.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)
                                                            (b)
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OR ORGANIZATION

          British Virgin Islands
--------------------------------------------------------------------------------
      NUMBER OF                5    SOLE VOTING POWER
        SHARES                                              0
     BENEFICIALLY              -------------------------------------------------
       OWNED BY                6    SHARED VOTING POWER
         EACH                                               2,663,177
      REPORTING                -------------------------------------------------
        PERSON                 7    SOLE DISPOSITIVE POWER
         WITH                                               0
                               -------------------------------------------------
                               8    SHARED DISPOSITIVE POWER
                                                            2,663,177
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                            2,663,177

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                            5.4%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
          CO

                              (Page 4 of 10 pages)

SCHEDULE 13G Viant Corporation CUSIP No. 92553N107

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

             OKUMUS Market Neutral Fund, Ltd.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)
                                                            (b)
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OR ORGANIZATION

                       British Virgin Islands
--------------------------------------------------------------------------------
      NUMBER OF                5    SOLE VOTING POWER
        SHARES                                              0
     BENEFICIALLY              -------------------------------------------------
       OWNED BY                6    SHARED VOTING POWER
         EACH                                               1,497,000
      REPORTING                -------------------------------------------------
        PERSON                 7    SOLE DISPOSITIVE POWER
         WITH                                               0
                               -------------------------------------------------
                               8    SHARED DISPOSITIVE POWER
                                                            1,497,000
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                            1,497,000

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                            3.1%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
          CO

                              (Page 5 of 10 pages)

NOTE: The Company reported 48,997,000 shares of common stock, par value $.001 per share, outstanding in its Annual Report on Form 10-K filed on April 1, 2002.

Item 1(a).  Name of Issuer:

            Viant Corporation

Item 1(b).  Address of Issuer's Principal Executive Offices:

            89 South Street, 7th Floor
            Boston, Massachusetts  02111

Item 2(a).  Name of Person Filing:

            This statement is filed by:

            (A) Ahmet H. Okumus ("Okumus") with respect to the shares of Common Stock, par value $.001 per share ("Common Stock") of Viant Corporation (the "Company") also beneficially owned by OKUMUS Capital, L.L.C., a Delaware limited liability company ("OC"), of which Okumus is the managing member;

            (B) OC, with respect to the shares of Common Stock also beneficially owned by (i) OKUMUS Opportunity Fund, Ltd., an international business company incorporated in the British Virgin Islands ("OOF"), for which OC serves as the investment manager, and (ii) OKUMUS Market Neutral Fund, Ltd., an international business company incorporated in the British Virgin Islands ("OMNF"), for which OC serves as the investment manager;

            (C) OOF, with respect to the shares of Common Stock owned directly by it; and

            (D) OMNF, with respect to the shares of Common Stock owned directly by it.

            The foregoing persons are hereinafter collectively referred to as the "Reporting Persons."

Item 2(b).   Address of Principal Business Office or, if None, Residence:

             The principal business office of each of OKUMUS and OC is:

                 575 Lexington Avenue
                 New York, New York 10022

             The principal business office of OOF and OMNF is:

                 48 Par-la-Ville Road
                 Suite 464
                 Hamilton HM 11
                 Bermuda

                              (Page 6 of 10 pages)

Item 2(c).   Citizenship:

             Okumus is a citizen of the Republic of Turkey; OC is organized under the laws of the State of Delaware; and OOF and OMNF are organized under the laws of the British Virgin Islands.

Item 2(d).   Title of Class of Securities:

             Common stock, $.001 par value

Item 2(e).   CUSIP Number:
             92553N107

Item 4.  Ownership.

     A.  Okumus

         (a)  Amount beneficially owned:    4,160,177
         (b)  Percent of class:             8.5%
         (c)  (i)   Sole power to vote or direct the vote:                     0
              (ii)  Shared power to vote or direct the vote:           4,160,177
              (iii) Sole power to dispose or direct the disposition:           0
              (iv)  Shared power to dispose or direct the disposition: 4,160,177

     B.  OC
         (a)  Amount beneficially owned:    4,160,177
         (b)  Percent of class:             8.5%
         (c)  (i)   Sole power to vote or direct the vote:                     0
              (ii)  Shared power to vote or direct the vote:           4,160,177
              (iii) Sole power to dispose or direct the disposition:           0
              (iv)  Shared power to dispose or direct the disposition: 4,160,177

     C.  OOF

         (a)  Amount beneficially owned:    2,663,177
         (b)  Percent of class:             5.4%
         (c)  (i)   Sole power to vote or direct the vote:                     0
              (ii)  Shared power to vote or direct the vote:           2,663,177
              (iii) Sole power to dispose or direct the disposition:           0
              (iv)  Shared power to dispose or direct the disposition: 2,663,177


                              (Page 7 of 10 pages)

     D.  OMNF

         (a)  Amount beneficially owned:    1,497,000
         (b)  Percent of class:             3.1%
         (c)  (i)   Sole power to vote or direct the vote:                     0
              (ii)  Shared power to vote or direct the vote:           1,497,000
              (iii) Sole power to dispose or direct the disposition:           0
              (iv)  Shared power to dispose or direct the disposition: 1,497,000

Item 5.  Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
         n.a.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.
         n.a.

Item 8.  Identification and Classification of Members of the Group.
         n.a.

Item 9.  Notice of Dissolution of Group.
         n.a.

Item 10. Certifications.

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                              (Page 8 of 10 pages)

                                    SIGNATURE

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:   April 15, 2002

                                         /s/ Ahmet H. Okumus
                                         ---------------------------------------
                                         Ahmet H. Okumus

                                         OKUMUS CAPITAL, L.L.C.

                                         By: /s/ Ahmet H. Okumus
                                            ------------------------------------
                                             Ahmet H. Okumus
                                             Managing Member

                                        OKUMUS OPPORTUNITY FUND, LTD.
                                         By:  OKUMUS Capital, L.L.C.
                                              its Investment Manager and
                                              Attorney-in-Fact

                                         By: /s/ Ahmet H. Okumus
                                            ------------------------------------
                                             Ahmet H. Okumus
                                             Managing Member

                                        OKUMUS MARKET NEUTRAL FUND, LTD.
                                         By:  OKUMUS Capital, L.L.C.
                                              its Investment Manager and
                                              Attorney-in-Fact

                                         By: /s/ Ahmet H. Okumus
                                            ------------------------------------
                                             Ahmet H. Okumus
                                             Managing Member


                                  EXHIBIT INDEX
                                  -------------
Exhibits

1. Joint Filing Agreement, dated April 15, 2002, among Okumus, OC, OOF and OMNF.